Exhibit 99.1

News

FOR IMMEDIATE RELEASE
Media Contact Information: Karen Kirkwood	Investor Contact Information: Ken Apicerno
Phone: 781-622-1306	Phone: 781-622-1294
E-mail: karen.kirkwood@thermofisher.com	E-mail: ken.apicerno@thermofisher.com
Website: www.thermofisher.com

Thermo Fisher Scientific Reports Fourth Quarter and Full Year 2018 Results

WALTHAM, Mass. (January 30, 2019) - Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, today reported its financial results for the fourth quarter and full year ended December 31, 2018.

Fourth Quarter and Full Year 2018 Highlights

•	Fourth quarter revenue grew 8% to $6.51 billion.

•	Fourth quarter GAAP diluted earnings per share (EPS) increased 71% to $2.22.

•	Fourth quarter adjusted EPS increased 16% to $3.25.

•	Full year revenue grew 16% to $24.36 billion.

•	Full year GAAP diluted EPS increased 30% to $7.24.

•	Full year adjusted EPS increased 17% to $11.12.

•
Invested $1 billion in R&D in 2018 and launched a range of new products that strengthened our leading offering, including the Thermo Scientific Vanquish Duo UHPLC system, Thermo Scientific Q Exactive UHMR mass spectrometer, Ion GeneStudio S5 Series next-generation sequencing systems and the Phadia 200 allergy and autoimmune instrument in Europe.

•
Built on the excellent growth momentum we had all year in Asia-Pacific and Emerging Markets, capped by another very strong quarter in China, where we recently opened our first Bioprocess Design Center to support development of biologics.

•
Continued to successfully execute our capital deployment strategy in 2018 to create significant shareholder value - reducing debt by $2.0 billion, closing $540 million of bolt-on acquisitions and returning capital through $500 million of stock buybacks and $275 million of dividends.

Adjusted EPS, adjusted operating income, adjusted operating margin and free cash flow are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

“I’m pleased to report that we had a very strong finish to the year,” said Marc N. Casper, president and chief executive officer of Thermo Fisher Scientific. “Our outstanding performance in 2018 is testament to the success of our growth strategy and great execution by our team.

“In line with our strategy, we continued to innovate to enable our customers’ scientific advances, leveraged our scale in Asia-Pacific and emerging markets to drive growth, and enhanced our customer value proposition with the smooth integration of Patheon. At the same time, we significantly strengthened our balance sheet and effectively deployed our capital by investing in strategic M&A and returning capital to our shareholders.”

Casper concluded, “All in all, it was a fantastic year, which puts us in a great position as we begin 2019.”

Fourth Quarter 2018

Revenue for the quarter grew 8% to $6.51 billion in 2018, versus $6.05 billion in 2017. Organic revenue growth was 8%; acquisitions increased revenue by 1% and currency translation decreased revenue by 2%. The components of revenue growth do not sum due to rounding.

GAAP Earnings Results
GAAP diluted EPS in the fourth quarter increased 71% to $2.22, versus $1.30 in the same quarter last year. Results in 2017 included a one-time tax provision associated with U.S. tax reform. GAAP operating income for the fourth quarter of 2018 grew to $1.15 billion, compared with $0.96 billion in the fourth quarter of 2017. GAAP operating margin increased to 17.6%, compared with 15.8% in the fourth quarter of 2017.

Non-GAAP Earnings Results
Adjusted EPS in the fourth quarter of 2018 increased 16% to $3.25, versus $2.79 in the fourth quarter of 2017. Adjusted operating income for the fourth quarter of 2018 grew 12% compared with the year-ago quarter. Adjusted operating margin increased 90 basis points to 24.8%, compared with 23.9% in the fourth quarter of 2017.

Full Year 2018

Revenue for the full year grew 16% to $24.36 billion in 2018, versus $20.92 billion in 2017. Organic revenue growth was 8%; acquisitions increased revenue by 7% and currency translation increased revenue by 1%.

GAAP Earnings Results
GAAP diluted EPS for the full year increased 30% to $7.24, versus $5.59 in 2017. Results in 2017 reflect the one-time tax provision noted above. GAAP operating income for 2018 grew to $3.78 billion, compared with $2.96 billion a year ago. GAAP operating margin was 15.5% in 2018, compared with 14.2% in 2017.

Non-GAAP Earnings Results
Adjusted EPS for the full year rose 17% to $11.12, versus $9.49 in 2017. Adjusted operating income for 2018 grew 16% compared with 2017, and adjusted operating margin was 23.1%, compared with 23.2% a year ago.

Annual Guidance for 2019

The company will provide 2019 financial guidance on its earnings conference call this morning at 8:30 a.m. Eastern time.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the company’s four business segments, as highlighted below. Since these results are used for this purpose, they are also considered to be prepared in accordance with GAAP.

Life Sciences Solutions Segment
In the fourth quarter of 2018, Life Sciences Solutions Segment revenue grew 8% to $1.70 billion, compared with revenue of $1.58 billion in the fourth quarter of 2017. Segment adjusted operating margin increased to 36.8%, versus 35.5% in the 2017 quarter.

For the full year 2018, Life Sciences Solutions Segment revenue rose 9% to $6.27 billion, compared with revenue of $5.73 billion in 2017. Segment adjusted operating margin increased to 34.4% in 2018, compared with 33.1% a year ago.

Analytical Instruments Segment
Analytical Instruments Segment revenue grew 11% to $1.57 billion in the fourth quarter of 2018, compared with revenue of $1.41 billion in the fourth quarter of 2017. Segment adjusted operating margin increased to 26.6%, versus 24.5% in the 2017 quarter.

For the full year 2018, Analytical Instruments Segment revenue rose 13% to $5.47 billion, compared with revenue of $4.82 billion in 2017. Segment adjusted operating margin grew to 22.8%, versus 21.3% in 2017.

Specialty Diagnostics Segment
In the fourth quarter of 2018, Specialty Diagnostics Segment revenue grew 4% to $0.95 billion, compared with revenue of $0.91 billion in the fourth quarter of 2017. Segment adjusted operating margin was 24.5%, versus 26.4% in the 2017 quarter.

For the full year 2018, Specialty Diagnostics Segment revenue grew 7% to $3.72 billion, compared with revenue of $3.49 billion in 2017. Segment adjusted operating margin was 25.6%, versus 2017 results of 26.6%.

Laboratory Products and Services Segment
Laboratory Products and Services Segment revenue grew 8% to $2.60 billion in the fourth quarter of 2018, compared with revenue of $2.40 billion in the fourth quarter of 2017. Segment adjusted operating margin increased to 13.1%, versus 12.5% in the 2017 quarter.

For the full year 2018, Laboratory Products and Services Segment revenue grew 28% to $10.04 billion, compared with revenue of $7.83 billion in 2017. Segment adjusted operating margin was 12.5%, versus 12.8% in 2017.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including adjusted EPS, adjusted operating income and adjusted operating margin, which exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs; restructuring and other costs/income; and amortization of acquisition-related intangible assets. Adjusted EPS also excludes certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, benefits from tax credit carryforwards, the impact of significant tax audits or events and the results of discontinued operations. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We also use a non-GAAP measure, free cash flow, which is operating cash flow, excluding net capital expenditures, and also excludes operating cash flows from discontinued operations to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.

For example:

We exclude costs and tax effects associated with restructuring activities, such as reducing overhead and consolidating facilities. We believe that the costs related to these restructuring activities are not indicative of our normal operating costs.

We exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs. We exclude these costs because we do not believe they are indicative of our normal operating costs.

We exclude the expense and tax effects associated with the amortization of acquisition-related intangible assets because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of 3 to 20 years. In 2019, based on acquisitions closed through the end of 2018, our adjusted EPS will exclude approximately $3.27 of expense for the amortization of acquisition-related intangible assets. Exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

We also exclude certain gains/losses and related tax effects, benefits from tax credit carryforwards and the impact of significant tax audits or events (such as the effect on deferred tax balances of enacted changes in tax rates or, in 2017, the incremental impact of tax reform legislation in the U.S.), which are either isolated or cannot be expected to occur again with any predictability and that we believe are not indicative of our normal operating gains and losses. For example, we exclude gains/losses from items such as the sale of a business or real estate, gains or losses on significant litigation-related matters, gains on curtailments of pension plans, the early retirement of debt and discontinued operations.

We also report free cash flow, which is operating cash flow, excluding net capital expenditures, and also excludes operating cash flows from discontinued operations to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities.

Thermo Fisher’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the company’s core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.

The non-GAAP financial measures of Thermo Fisher’s results of operations and cash flows included in this press release are not meant to be considered superior to or a substitute for Thermo Fisher’s results of operations prepared in accordance with GAAP. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables. Thermo Fisher does not provide GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty and without unreasonable effort items such as the timing and amount of future restructuring actions and acquisition-related charges as well as gains or losses from sales of real estate and businesses, the early retirement of debt and the outcome of legal proceedings. The timing and amount of these items are uncertain and could be material to Thermo Fisher’s results computed in accordance with GAAP.

Conference Call

Thermo Fisher Scientific will hold its earnings conference call today, January 30, 2019, at 8:30 a.m. Eastern time. To listen, dial 877-273-7122 within the U.S. or 647-689-5496 outside the U.S. You may also listen to the call live on our website, www.thermofisher.com, by clicking on “Investors.” You will find this press release, including the accompanying reconciliation of non-GAAP financial measures and related information, in that section of our website under “Financial Results.” An audio archive of the call will be available under “Webcasts and Presentations” through Friday, February 8, 2019.

About Thermo Fisher Scientific

Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science, with revenue of more than $24 billion and approximately 70,000 employees globally. Our mission is to enable our customers to make the world healthier, cleaner and safer. We help our customers accelerate life sciences research, solve complex analytical challenges, improve patient diagnostics, deliver medicines to market and increase laboratory productivity. Through our premier brands - Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific and Unity Lab Services - we offer an unmatched combination of innovative technologies, purchasing convenience and comprehensive support. For more information, please visit www.thermofisher.com.

Safe Harbor Statement

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent or pending acquisitions may not materialize as expected. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in our Quarterly Report on Form 10-Q for the quarter ended September 29, 2018, which is on file with the SEC and available in the “Investors” section of our website under the heading “SEC Filings.” While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

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Consolidated Statement of Income (a)(b)
	Three Months Ended
	December 31,	% of	December 31,	% of
(In millions except per share amounts)	2018	Revenues	2017	Revenues

Revenues	$6,507		$6,047
Costs and Operating Expenses:
Cost of revenues (c)	3,458	53.1%	3,249	53.7%
Selling, general and administrative expenses (d)	1,210	18.6%	1,165	19.3%
Amortization of acquisition-related intangible assets	425	6.6%	441	7.3%
Research and development expenses	251	3.9%	233	3.9%
Restructuring and other costs, net (e)	15	0.2%	2	—%
	5,359	82.4%	5,090	84.2%
Operating Income	1,148	17.6%	957	15.8%
Interest Income	45		20
Interest Expense	(172)		(166)
Other (Expense) Income, Net (f)	(9)		9
Income Before Income Taxes	1,012		820
Provision for Income Taxes (g)	(114)		(290)
Income from Continuing Operations	898		530
Loss from Discontinued Operations, Net of Tax	—		(2)
Net Income	$898	13.8%	$528	8.7%

Earnings per Share from Continuing Operations:
Basic	$2.23		$1.32
Diluted	$2.22		$1.31
Earnings per Share:
Basic	$2.23		$1.32
Diluted	$2.22		$1.30
Weighted Average Shares:
Basic	402		401
Diluted	405		405

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$1,148	17.6%	$957	15.8%
Cost of Revenues Charges, Net (c)	5	0.1%	46	0.8%
Selling, General and Administrative Charges, Net (d)	22	0.3%	3	0.0%
Restructuring and Other Costs, Net (e)	15	0.2%	2	0.0%
Amortization of Acquisition-related Intangible Assets	425	6.6%	441	7.3%
Adjusted Operating Income (b)	$1,615	24.8%	$1,449	23.9%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$898		$528
Cost of Revenues Charges, Net (c)	5		46
Selling, General and Administrative Charges, Net (d)	22		3
Restructuring and Other Costs, Net (e)	15		2
Amortization of Acquisition-related Intangible Assets	425		441
Other Expense (Income), Net (f)	21		(11)
(Benefit from) Provision for Income Taxes (g)	(69)		117
Discontinued Operations, Net of Tax	—		2
Adjusted Net Income (b)	$1,317		$1,128

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$2.22		$1.30
Cost of Revenues Charges, Net of Tax (c)	0.01		0.08
Selling, General and Administrative Charges, Net of Tax (d)	0.05		0.04
Restructuring and Other Costs, Net of Tax (e)	0.02		0.02
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.80		0.77
Other Expense (Income), Net of Tax (f)	0.04		(0.02)
Provision for Income Taxes (g)	0.11		0.59
Discontinued Operations, Net of Tax	—		0.01
Adjusted EPS (b)	$3.25		$2.79

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$1,801		$1,866
Net Cash Provided by Discontinued Operations	—		(1)
Purchases of Property, Plant and Equipment	(284)		(215)
Proceeds from Sale of Property, Plant and Equipment	44		3
Free Cash Flow	$1,561		$1,653

Segment Data	Three Months Ended
	December 31,	% of	December 31,	% of
(In millions)	2018	Revenues	2017	Revenues

Revenues
Life Sciences Solutions	$1,697	26.1%	$1,578	26.1%
Analytical Instruments	1,568	24.1%	1,414	23.4%
Specialty Diagnostics	951	14.6%	914	15.1%
Laboratory Products and Services	2,602	40.0%	2,401	39.7%
Eliminations	(311)	-4.8%	(260)	-4.3%
Consolidated Revenues	$6,507	100.0%	$6,047	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$624	36.8%	$561	35.5%
Analytical Instruments	416	26.6%	346	24.5%
Specialty Diagnostics	233	24.5%	242	26.4%
Laboratory Products and Services	342	13.1%	300	12.5%
Subtotal Reportable Segments	1,615	24.8%	1,449	23.9%

Cost of Revenues Charges, Net (c)	(5)	-0.1%	(46)	-0.8%
Selling, General and Administrative Charges, Net (d)	(22)	-0.3%	(3)	0.0%
Restructuring and Other Costs, Net (e)	(15)	-0.2%	(2)	0.0%
Amortization of Acquisition-related Intangible Assets	(425)	-6.6%	(441)	-7.3%
GAAP Operating Income (a)	$1,148	17.6%	$957	15.8%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP). The results for 2017 have been restated for the immaterial impacts of adopting new guidance on pension accounting.

(b) Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).

(c) Reported results in 2018 and 2017 include i) $4 and $40, respectively, of charges for the sale of inventories revalued at the date of acquisition. Reported results in 2018 include $1 of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations. Reported results in 2017 include $6 of charges to conform the accounting policies of recently acquired businesses with the company's accounting policies.

(d) Reported results in 2018 and 2017 include i) $18 and $13, respectively, of certain third-party expenses, principally transaction/integration costs related to recently completed acquisitions and ii) $4 and $(10) of charges/(credits) from changes in estimates of contingent acquisition consideration.

(e) Reported results in 2018 and 2017 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2018 include $19 of environmental remediation costs, offset in part by $17 of net gains on the sales of real estate. Reported results in 2017 include $45 of net credits from litigation, $7 of hurricane response/impairment costs and $4 of net losses on the settlement/curtailment of retirement plans.

(f) Reported results in 2018 include $17 of net losses from investments and $4 of net charges for the settlement/curtailment of pension plans. Reported results in 2017 include $11 of gains on investments.

(g) Reported provision for income taxes includes i) $114 and $116 of incremental tax benefit in 2018 and 2017, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; ii) in 2018, $71 of incremental tax provision due to net operating losses that will not be utilized as a result of the planned sale of the Anatomical Pathology business; and iii) $26 and $1 in 2018 and 2017, respectively, of incremental tax benefit from adjusting the company's non-U.S. deferred tax balances as a result of tax rate changes. Reported provision in 2017 also includes $30 of incremental tax provision due to audit settlements and $204 from the effects of U.S. tax reform legislation, consisting primarily of the transition tax on deemed repatriated earnings of foreign subsidiaries, net of a benefit from adjusting the deferred tax balances for the U.S. rate reduction.

Notes:
Consolidated depreciation expense is $133 and $133 in 2018 and 2017, respectively.

Consolidated Statement of Income (a)(b)
	Year Ended
	December 31,	% of	December 31,	% of
(In millions except per share amounts)	2018	Revenues	2017	Revenues

Revenues	$24,358		$20,918
Costs and Operating Expenses:
Cost of revenues (c)	12,994	53.3%	10,958	52.4%
Selling, general and administrative expenses (d)	4,823	19.8%	4,422	21.1%
Amortization of acquisition-related intangible assets	1,741	7.2%	1,594	7.6%
Research and development expenses	967	4.0%	887	4.2%
Restructuring and other costs, net (e)	50	0.2%	97	0.4%
	20,575	84.5%	17,958	85.8%
Operating Income	3,783	15.5%	2,960	14.2%
Interest Income	137		81
Interest Expense	(667)		(592)
Other Income (Expense), Net (f)	9		(20)
Income Before Income Taxes	3,262		2,429
Provision for Income Taxes (g)	(324)		(201)
Income from Continuing Operations	2,938		2,228
Loss from Discontinued Operations, Net of Tax	—		(3)
Net Income	$2,938	12.1%	$2,225	10.6%

Earnings per Share from Continuing Operations:
Basic	$7.31		$5.65
Diluted	$7.24		$5.60
Earnings per Share:
Basic	$7.31		$5.64
Diluted	$7.24		$5.59
Weighted Average Shares:
Basic	402		395
Diluted	406		398

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$3,783	15.5%	$2,960	14.2%
Cost of Revenues Charges (c)	12	0.1%	123	0.6%
Selling, General and Administrative Charges, Net (d)	29	0.1%	78	0.4%
Restructuring and Other Costs, Net (e)	50	0.2%	97	0.4%
Amortization of Acquisition-related Intangible Assets	1,741	7.2%	1,594	7.6%
Adjusted Operating Income (b)	$5,615	23.1%	$4,852	23.2%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$2,938		$2,225
Cost of Revenues Charges (c)	12		123
Selling, General and Administrative Charges, Net (d)	29		78
Restructuring and Other Costs, Net (e)	50		97
Amortization of Acquisition-related Intangible Assets	1,741		1,594
Other Expense, Net (f)	25		19
Benefit from Income Taxes (g)	(284)		(364)
Discontinued Operations, Net of Tax	—		3
Adjusted Net Income (b)	$4,511		$3,775

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$7.24		$5.59
Cost of Revenues Charges, Net of Tax (c)	0.02		0.21
Selling, General and Administrative Charges, Net of Tax (d)	0.06		0.17
Restructuring and Other Costs, Net of Tax (e)	0.09		0.18
Amortization of Acquisition-related Intangible Assets, Net of Tax	3.34		2.86
Other Expense, Net of Tax (f)	0.05		0.03
Provision for Income Taxes (g)	0.32		0.44
Discontinued Operations, Net of Tax	—		0.01
Adjusted EPS (b)	$11.12		$9.49

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$4,543		$4,005
Net Cash Used in Discontinued Operations	—		1
Purchases of Property, Plant and Equipment	(758)		(508)
Proceeds from Sale of Property, Plant and Equipment	50		7
Free Cash Flow	$3,835		$3,505

Segment Data	Year Ended
	December 31,	% of	December 31,	% of
(In millions)	2018	Revenues	2017	Revenues

Revenues
Life Sciences Solutions	$6,269	25.7%	$5,728	27.4%
Analytical Instruments	5,469	22.5%	4,821	23.0%
Specialty Diagnostics	3,724	15.3%	3,486	16.7%
Laboratory Products and Services	10,035	41.2%	7,825	37.4%
Eliminations	(1,139)	-4.7%	(942)	-4.5%
Consolidated Revenues	$24,358	100.0%	$20,918	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$2,158	34.4%	$1,894	33.1%
Analytical Instruments	1,247	22.8%	1,027	21.3%
Specialty Diagnostics	952	25.6%	927	26.6%
Laboratory Products and Services	1,258	12.5%	1,004	12.8%
Subtotal Reportable Segments	5,615	23.1%	4,852	23.2%

Cost of Revenues Charges (c)	(12)	-0.1%	(123)	-0.6%
Selling, General and Administrative Charges, Net (d)	(29)	-0.1%	(78)	-0.4%
Restructuring and Other Costs, Net (e)	(50)	-0.2%	(97)	-0.4%
Amortization of Acquisition-related Intangible Assets	(1,741)	-7.2%	(1,594)	-7.6%
GAAP Operating Income (a)	$3,783	15.5%	$2,960	14.2%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP). The results for 2017 have been restated for the immaterial impacts of adopting new guidance on pension accounting.

(b) Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).

(c) Reported results in 2018 and 2017 include i) $14 and $87, respectively, of charges for the sale of inventories revalued at the date of acquisition; ii) $(3) and $33, respectively, of (credits)/charges to conform the accounting policies of recently acquired businesses with the company's accounting policies and iii) $1 and $3, respectively, of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations.

(d) Reported results in 2018 and 2017 include i) $40 and $63, respectively, of certain third-party expenses, principally transaction/integration costs related to recently completed acquisitions and ii) $11 and $8, respectively, of income associated with product liability litigation. Reported results in 2017 also include $15 of charges from changes in estimates of contingent acquisition consideration, $6 of charges to conform the accounting policies of recently acquired businesses with the company's accounting policies and $2 of accelerated depreciation on fixed assets to be abandoned due to integration synergies.

(e) Reported results in 2018 and 2017 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2018 include $46 of net credits from litigation, $17 of net gains on the sales of real estate, $19 of environmental remediation costs and $5 of hurricane response costs. Reported results in 2017 include $27 of net credits from litigation, $6 of compensation due at an acquired business on the date of acquisition, $7 of hurricane response/impairment costs and $6 of net charges for the settlement/curtailment of retirement plans.

(f) Reported results in 2018 include $15 of net losses from investments, $7 of net charges for the settlement/curtailment of pension plans and $3 of losses on the early extinguishment of debt. Reported results in 2017 include $4 of losses on the early extinguishment of debt and a $32 charge related to fees paid to obtain bridge financing commitments for the acquisition of Patheon, offset in part by $17 of net gains from investments.

(g) Reported provision for income taxes includes i) $411 and $538 of incremental tax benefit in 2018 and 2017, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; ii) $12 and $61 of incremental tax benefit in 2018 and 2017, respectively, from adjusting the company's non-U.S. deferred tax balances as a result of tax rate changes, iii) in 2018, $71 of incremental tax provision due to net operating losses that will not be utilized as a result of the planned sale of the Anatomical Pathology business; iv) in 2018, $68 of incremental tax provision to adjust the estimated initial impacts of U.S. tax reform legislation recorded in 2017; v) in 2017, $204 from the effects of U.S. tax reform legislation, consisting primarily of the transition tax on deemed repatriated earnings of foreign subsidiaries, net of a benefit from adjusting the deferred tax balances for the U.S. rate reduction and vi) in 2017, $31 of incremental tax provision in 2017 due to audit settlements.

Notes:
Consolidated depreciation expense is $526 and $439 in 2018 and 2017, respectively.

Condensed Consolidated Balance Sheet

	December 31,	December 31,
(In millions)	2018	2017

Assets
Current Assets:
Cash and cash equivalents	$2,103	$1,335
Accounts receivable, net	4,136	3,879
Inventories	3,005	2,971
Other current assets	1,396	1,236
Total current assets	10,640	9,421
Property, Plant and Equipment, Net	4,165	4,047
Acquisition-related Intangible Assets	14,978	16,684
Other Assets	1,051	1,227
Goodwill	25,347	25,290
Total Assets	$56,181	$56,669

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term obligations and current maturities of long-term obligations	$1,271	$2,135
Other current liabilities	4,952	4,913
Total current liabilities	6,223	7,048
Other Long-term Liabilities	4,653	5,335
Long-term Obligations	17,719	18,873
Total Shareholders' Equity	27,586	25,413
Total Liabilities and Shareholders' Equity	$56,181	$56,669

Condensed Consolidated Statement of Cash Flows

	Year Ended
	December 31,	December 31,
(In millions)	2018	2017

Operating Activities
Net income	$2,938	$2,225
Loss from discontinued operations	—	3
Income from continuing operations	2,938	2,228

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,267	2,033
Change in deferred income taxes	(419)	(1,098)
Other non-cash expenses, net	287	349
Changes in assets and liabilities, excluding the effects of acquisitions	(530)	494
Net cash provided by continuing operations	4,543	4,006
Net cash used in discontinued operations	—	(1)
Net cash provided by operating activities	4,543	4,005

Investing Activities
Acquisitions, net of cash acquired	(536)	(7,226)
Purchases of property, plant and equipment	(758)	(508)
Proceeds from sale of property, plant and equipment	50	7
Other investing activities, net	(9)	(2)
Net cash used in investing activities	(1,253)	(7,729)

Financing Activities
Net proceeds from issuance of debt	690	6,459
Repayment of debt	(2,052)	(3,299)
Net proceeds from issuance of commercial paper	5,060	8,380
Repayment of commercial paper	(5,254)	(8,514)
Purchases of company common stock	(500)	(750)
Dividends paid	(266)	(237)
Net proceeds from issuance of company common stock	—	1,690
Net proceeds from issuance of company common stock under employee stock plans	136	128
Other financing activities, net	(51)	(3)
Net cash (used in) provided by financing activities	(2,237)	3,854

Exchange Rate Effect on Cash	(297)	420
Increase in Cash, Cash Equivalents and Restricted Cash	756	550
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	1,361	811
Cash, Cash Equivalents and Restricted Cash at End of Period	$2,117	$1,361

Free Cash Flow (a)	$3,835	$3,505

(a) Free cash flow is net cash provided by operating activities of continuing operations less net purchases of property, plant and equipment.